Filed pursuant to Rule 433 Dated July 30, 2011 Registration Statement No. 333-182527

With the move to our new servicing agent on August 10, 2012, your investment account number and our bank routing numbers will be changing. If you are enrolled in the check writing service, a new checkbook will be issued to you and you must begin to use the new checkbook once you have received it. If you have authorized outside payees to make investments or redeem investments from your GE Interest Plus investment account, you will be required to update instructions you maintain with these payees.

We understand that these changes may take time to implement. You will be sent information on your new account number and our new bank routing numbers in early August. To allow you time to receive your new checkbook and update instructions once you receive your new account number and our bank routing numbers, we will maintain our current relationship with our current agent bank, The Huntington National Bank, until October 4, 2012. This will allow us to continue processing previously issued checks and investments and redemptions coming from outside payees until that date.

Here's more information on post migration processing:

  Checks you write on previously issued checkbooks
  If you are enrolled in the check writing service, a new checkbook reflecting your new investment account number and our new bank routing number will be mailed to you after the conversion is completed. Once you receive your new checkbook, you must destroy any old unused checkbooks you maintain. Checks written on previously issued checkbooks will continue to be processed until October 4, 2012. After that date, any checks received from old checkbooks will be rejected.

Externally generated payments to or payments from your GE Interest Plus investment
If you have arranged for an outside payee to either make investments or redeem investments from your GE Interest Plus investment account, and those payments are processed electronically through the Automated Clearing House network (ACH), you will need to provide the payee with your new investment account number and our new bank routing number for ACH transfers. To allow time for you to make these updates, there will be a forwarding process in place with our current agent bank, The Huntington National Bank, until the close of business on October 4, 2012 for transactions initiated using your current investment account number and our current bank routing number for ACH transfers. After that date, only transactions initiated using your new account number and our new bank routing number for ACH transfers will be processed and any transactions routed to The Huntington National Bank using your current account number and/or our current bank routing number will be rejected. While this process will be in place for Automated Clearing House transfers, it will NOT be in place for incoming Federal Reserve bank wires. See number 3 below.

Filed pursuant to Rule 433

Dated July 30, 2012

Registration Statement No. 333-182527

  Federal Reserve bank wires sent to your GE Interest Plus investment cannot be rerouted
  If you wire funds to your GE Interest Plus investment, there will NOT be a process in place to reroute the wire. Therefore, any funds you wire to your GE Interest Plus investment on or after August 13, 2012 must include our new bank routing number for wire transactions or the wire will be returned.

Also remember that, due to the transition, during August there will be two interest posting cycles and two statements generated: one cycle ending on the close of business on August 10, 2012, and the other ending on the close of business on August 31, 2012. Beginning in September 2012, interest will post once a month on the last business date of the month. Finally, keep in mind that if you are an eService user, after the move our eService website will be called GE Capital Invest Direct. When you go to www.geinterestplus.com, you will be redirected to our new site, which has been redesigned to improve the investor experience. You will be able to continue managing your GE Interest Plus investment through this site and will not need to re-register.

We appreciate our relationship with you and look forward to a smooth transition.

Sincerely,

GE Interest Plus

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The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-182527] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offer. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll-free 1-800-433-4480.

© 2012 General Electric Capital Corporation.